Exhibit 99.1

April 17, 2012 for Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2012

NORTH LIBERTY, IOWA - April 17, 2012 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2012. Operating revenues for the quarter increased 5.6% to $134.8 million from $127.7 million in the first quarter of 2011. Net income was $16.6 million compared to $14.9 million in the 2011 period, an 11.5% increase. Earnings per diluted share increased 18.8% to $0.19 from $0.16 reported in the first quarter of 2011. Fuel surcharge revenues for the quarter increased 15.9% to $28.0 million from $24.2 million in the first quarter of 2011. For the quarter, we posted an operating ratio (operating expenses as a percentage of operating revenues) of 82.4% and a 12.3% net margin (net income as a percentage of operating revenues) compared to 82.9% and 11.7%, respectively, in the first quarter of last year.

Operating income increased $1.9 million or 8.7% from a year ago despite increasing fuel prices and a sluggish economy. This increase is attributed to improved utilization in the first quarter. Average miles per driver increased by 3.2% over the first quarter of 2011. Fuel expense increased $3.6 million or 9.1% during the quarter. The U.S. average cost of fuel was $3.988 per gallon during the first quarter of 2012 compared to $3.657 per gallon in the first quarter of 2011, a 9.1%0.0% increase. Recruiting and retaining safe and experienced drivers is a primary focus of our organization. We achieved fleet growth in the first quarter for the first time in the past five quarters.

The average age of our tractor fleet was 1.9 years as of March 31, 2012 with all of the fleet being 2010 models and newer. We took delivery of 27 new ProStar Plus Internationals during the quarter to complete our most recent tractor fleet upgrade. The average age of our trailer fleet has improved to 4.1 years at March 31, 2012 compared to 5.7 years at March 31, 2011, with 83% of our trailers being 2007 models and newer. The market for used trailers continues to be strong. We will take advantage of the favorable used trailer market in 2012 and continue to upgrade our trailer fleet. We will take delivery of 1,000 new Wabash trailers during the year as we sell our remaining 2002 through 2006 models. We took delivery of 36 of the new trailers in March. By the end of 2012, 100% of our trailer fleet will be 2007 models or newer.

Our financial position continues to be strong. We ended the quarter with cash, cash equivalents, and long-term investments totaling $222.9 million, a $32.6 million increase from the $190.3 million reported at December 31, 2011. Long-term investments include $53.6 million of illiquid auction rate securities, at par. Since February 2008, the Company has received $144.8 million in calls, all at par, including $25,000 received during the first quarter. Net cash flows from operations continue to be strong at 21.0% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $550.7 million. The Company ended the past twelve month period with a return on total assets of 13.2% and a 20.2% return on equity compared to 11.8% and 18.7%, respectively, at the end of the first quarter of last year.

Commitment to our shareholders continues through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on April 3, 2012. The Company has now paid cumulative cash dividends of $346.4 million, including two special dividends, over the past thirty-five consecutive quarters. We did not purchase any shares of our common stock during the quarter. At March 31, 2012, we had 5.0 million remaining under our share repurchase program.

Operational excellence and an outstanding driving force have allowed us to build long-term partnerships with exceptional customers. We were recently recognized with several service awards. These awards include the 2011 Winegard Company Truckload Carrier of the Year Award, the Cost Plus World Market 2011 Premier Carrier Partner Award, the Lowe's 2011 Gold Service Award, the Walmart Transportation 2011 Sam's Carrier of the Year Award, and the Nestle Waters 2011 Southeast Region World Class Customer Service Award. In addition, we were recognized by the Fleet Owner magazine as their 2011 For-Hire Fleet of the Year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
OPERATING REVENUE	$134,833	$127,692

OPERATING EXPENSES:
Salaries, wages, and benefits	$41,996	$42,201
Rent and purchased transportation	1,662	1,937
Fuel	42,705	39,147
Operations and maintenance	5,652	5,097
Operating taxes and licenses	2,075	2,307
Insurance and claims	2,514	2,494
Communications and utilities	747	644
Depreciation	13,939	12,378
Other operating expenses	3,979	3,482
Gain on disposal of property and equipment	(4,214)	(3,868)

	111,055	105,819

Operating income	23,778	21,873

Interest income	142	237

Income before income taxes	23,920	22,110

Federal and state income taxes	7,332	7,231

Net income	$16,588	$14,879

Earnings per share
Basic	$0.19	$0.16
Diluted	$0.19	$0.16

Weighted average shares outstanding
Basic	86,474	90,689
Diluted	86,825	90,689

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	March 31,	December 31,
ASSETS	2012	2011
CURRENT ASSETS	(Unaudited)
Cash and cash equivalents	$172,312	$139,770
Trade receivables, net	50,119	44,198
Prepaid tires	11,931	12,820
Other current assets	3,631	1,932
Income tax receivable	—	314
Deferred income taxes, net	15,211	14,401
Total current assets	253,204	213,435

PROPERTY AND EQUIPMENT	402,028	409,710
Less accumulated depreciation	168,381	161,269
	233,647	248,441
LONG-TERM INVESTMENTS	50,544	50,569
OTHER ASSETS	13,272	13,221
	$550,667	$525,666
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,297	$9,088
Compensation and benefits	16,312	15,493
Insurance accruals	13,751	13,997
Income taxes payable	10,491	—
Other accruals	8,028	7,085
Total current liabilities	59,879	45,663
LONG-TERM LIABILITIES
Income taxes payable	22,395	24,077
Deferred income taxes, net	55,417	57,661
Insurance accruals less current portion	56,451	57,494
Total long-term liabilities	134,263	139,232
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2012 and 2011; outstanding 86,475 in 2012 and 2011	907	907
Additional paid-in capital	1,491	589
Retained earnings	413,558	398,706
Treasury stock, at cost; 4,214 shares in 2012 and 2011	(56,350)	(56,350)
Accumulated other comprehensive loss	(3,081)	(3,081)
	356,525	340,771
	$550,667	$525,666